Exhibit 10.8

BEA Systems, Inc.	2315 North First Street
San Jose, California 95131
Telephone: +1.408.570.8000
Facsimile: +1.408.570.8901
www.bea.com

April 25, 2007

Wai Wong

2315 N. First Street

San Jose, CA 95110

RE:	FY08 Compensation Awards

Dear Wai:

I am happy to advise you that the Compensation Committee has approved the following FY08 Cash and Equity Rewards in recognition of your contributions over the last fiscal year.

Base Salary and Bonus Potential

Effective May 1, 2007, your new annual base salary will be $475,000, payable in accordance with our regular payroll cycle. This represents a 2.4% adjustment. Your target bonus will be 75% of your base salary in accordance with our FY08 Executive Staff Bonus Plan. The Plan document will be sent under separate cover. Thus, your On-Target-Earnings (OTE) will be $831,250.

Equity

The Compensation Committee also approved the granting of a Non-Qualified Stock Option to purchase 165,000 shares of Company common stock with our standard 4 year vesting for options as well as 55,000 Restricted Stock Units (RSU’s) with our standard 4 year vesting for RSUs. The option will be granted in accordance with our standard equity granting practices as soon as practicable following the Q1 FY08 earnings announcement. The RSUs will be granted in accordance with our standard equity granting practices as soon as practicable after the Company becomes current in filing its financial statements with the SEC.

The Change in Control provision under your Employment Agreement dated September 1st, 2004 continues to remain in effect in FY08, as per the automatic extension provision under section 1(b) of that agreement.

Wai, I deeply appreciate your contributions and look forward to FY08 with optimism and excitement. Thanks for all of your hard work!

Sincerely,

Alfred